Exhibit 99.1

Woodhead Industries Reports Strong Fiscal 2004

Second Quarter Results

Improved Economic Conditions and International

Performance Drive Top-Line Growth

DEERFIELD, Ill.—April 23, 2004 -- Woodhead Industries, Inc., (Nasdaq: WDHD) today announced financial results for the 2004 fiscal second quarter ended March 27, 2004. Highlights this quarter include the following year-over-year comparison:

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Total revenues increased 11%

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Connectivity Segment sales improved 14%

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Gross margins improved to 38%

Philippe Lemaitre, Woodhead Industries' Chairman, President and Chief Executive Officer, commented, “Overall, we are pleased with our results this quarter, which were in line with our expectations. We are encouraged to see that our sales and marketing initiatives are gaining traction. So far, the fiscal year is progressing as planned and we are optimistic about our performance going forward.”

Second Quarter Results

Total revenues for the 2004 fiscal second quarter were $50.8 million, up 11% when compared to revenues of $45.8 million in the same quarter last year.  Foreign exchange positively affected revenues by $2.7 million and the sale of two Electrical product lines during the prior two quarters had a negative impact of $1.3 million. Strong sales gains in the European and Asian Connectivity businesses helped drive improved revenues.

Income from operations for the fiscal second quarter was $2.5 million, similar to the $2.6 million produced in the same quarter last year. The current year includes restructuring expenses and added costs for sales, marketing and engineering to support future growth. Gross margin in the second quarter was 38.0%, which compares favorably to last year’s gross margin of 36.9%.

Net income was $1.0 million for the fiscal second quarter, or $0.08 per share, compared to net income of $1.5 million or $0.13 per share in the same quarter last year. The changes in foreign exchange rates between this year and last year had a negative effect of $0.05 per share in Other Expenses.

Robert H. Fisher, Vice President, Finance and Chief Financial Officer, stated, “Our international operations continue to strengthen as both our Asian and European businesses experienced strong demand this quarter.  In fact, international revenues accounted for 45% of total revenues this quarter.”

In the Connectivity Segment, sales for the second quarter were $36.4 million, 13.9% higher than sales of $32.0 million in the fiscal 2003-second quarter. The revenue improvement was strong in Europe and Asia due to the combination of an economic recovery, business successes and favorable foreign exchange rates. North American revenue in total was down slightly year-over-year. In North America, a significant reduction in the company’s telecom business more than offset healthy increases in all other sectors. Income from operations was $0.8 million this quarter, compared to $1.1 million in the same period last year as operating costs increased due to the previously announced sales, marketing and engineering initiatives to position the segment for continued growth.

Second quarter sales in the Electrical Segment were $14.4 million, up 4.2% from $13.8 million in last year's second quarter which included $1.3 million in revenue from the product lines that were divested.  Income from operations was $1.8 million, up from $1.6 million earned in the same period last year primarily due to the higher volume which was partially offset by the restructuring charges related to the migration of the Kalamazoo, Michigan facility.

Backlog at the end of the second quarter 2004 was $22.4 million, 27% higher than at the end of the first fiscal quarter and 32% higher than last year.

Outlook

Philippe Lemaitre explained, “Our results from operations remain on track with the guidance we provided last quarter.  We continue to expect earnings of $0.40 per share for the second half of the fiscal year as our internal initiatives continue to build momentum. We are now anticipating our full year 2004 revenues to be approximately 16% to 18% higher than 2003 levels.”

This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.

Conference Call

Woodhead Industries, Inc., will host a conference call today, April 23, 2004, at 11:00 am Eastern Standard Time to discuss performance and financial results for the fiscal fourth quarter and full year. To access a live internet webcast of the conference call, visit the Company's website at www.woodhead.com and select the webcast icon. A replay of the conference call will be archived and available on the Company's website following the live event.

About Woodhead Industries, Inc.

Woodhead Industries develops, manufactures and markets network and electrical infrastructure products engineered for performance in demanding, harsh, or hazardous environments. The Company is known in the global industrial market by our recognized brands which include Brad Harrison®, SST™, Daniel Woodhead®, mPm®, applicom®, Aero-Motive® and RJ-Lnxx®. Our expertise extends from mechanical, electrical, electronics to communication software products and technologies.

Woodhead operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

[Tables to Follow]

WOODHEAD INDUSTRIES, INC.    Consolidated Balance Sheet
(Amounts in thousands)

Assets	3/27/2004	9/27/2003
Current Assets
Cash and short-term investments	$25,071	$22,547
Accounts receivable	36,150	31,017
Inventories	15,501	13,020
Prepaid expenses	4,360	4,816
Refundable income taxes	2,476	2,479
Deferred income taxes	3,174	3,390

Total current assets	86,732	77,269
Property, plant and equipment, net	59,452	60,391
Goodwill, net	34,004	32,290
Deferred income taxes	2,622	2,584
Other Assets	1,212	1,322

Total Assets	$184,022	$173,856

Liabilities and Stockholders’ Investment
Current Liabilities
Accounts payable	$11,465	$8,343
Accrued expenses	15,141	13,586
Income taxes payable	1,109	1,393
Current portion of long-term debt	5,700	5,700

Total current liabilities	33,415	29,022
Long-term debt	30,900	30,900
Deferred income taxes	3,238	3,049
Other liabilities	2,788	2,435

Total Liabilities	70,341	65,406

Stockholders’ investment:
Common stock at par (shares issued: 12,110 , at 3/27/04, 12,011 at 9/27/03)	12,110	12,011
Additional paid-in capital	19,784	18,578
Deferred stock compensation	(702)	(773)
Accumulated other comprehensive income	6,087	2,832
Retained earnings	76,402	75,802

Total stockholders’ investment	113,681	108,450

Total Liabilities and Stockholders’ Investment	$184,022	$173,856

WOODHEAD INDUSTRIES, INC.    Consolidated Income Statement
(Amounts in thousands, except per share data)

	Quarter Ended:				Six Months Ended:
	3/27/2004	3/29/2003	% Change		3/27/2004	3/29/2003	% Change
Net Sales	$50,841	$45,810	11.0%		$95,985	$88,042	9.0%
Cost of Sales	31,513	28,900	9.0%		60,136	55,404	8.5%

Gross Profit	19,328	16,910	14.3%		35,849	32,638	9.8%
% of Net Sales	38.0%	36.9%			37.3%	37.1%
Operating Expenses	16,316	14,334	13.8%		31,317	28,102	11.4%
Restructuring and Other Related Charges	531	–			1,092	–

Total Operating Expense	16,847	14,334	17.5%		32,409	28,102	15.3%
% of Net Sales	33.1%	31.3%			33.8%	31.9%
Income From Operations	2,481	2,576	(3.7%)		3,440	4,536	(24.	2%)

% of Net Sales	4.9%	5.6%			3.6%	5.2%
Other Expenses
Interest Expense	589	650	(9.4%)		1,161	1,311	(11.	4%)
Other (Income)/Expenses, Net	379	(579)			(1,551)	(1,087)

Other Expenses	968	71			(390)	224
Income Before Taxes and Discontinued Operations	1,513	2,505	(39.	6%)	3,830	4,312	(11.	2%)
% of Net Sales	3.0%	5.5%			4.0%	4.9%
Provision For Income Taxes	558	974	(42.	7%)	816	1,355	(39.	8%)

Income From Continuing Operations	$955	$1,531	(37.	6%)	$3,014	$2,957	1.9%
% of Net Sales	1.9%	3.3%			3.1%	3.4%

Discontinued Operations
Income From Discontinued AKAPP Operations
(Including Gain on Disposal of $725)	–	–			–	733
Income Tax Expense	–	–			–	3

Income From Discontinued Operations	–	–			–	730

Net Income	$955	$1,531	(37.	6%)	$3,014	$3,687	(18.	3%)
% of Net Sales	1.9%	3.3%			3.1%	4.2%

Earnings per share, diluted
From continued operations	$0.08	$0.13	(38.	5%)	$0.25	$0.25	0.0%
As reported	$0.08	$0.13	(38.	5%)	$0.25	$0.31	(19.	4%)
Weighted-average common shares outstanding
Diluted	12,239	12,020	1.8%		12,185	11,947	2.0%

Dividends Per Share	$0.10	$0.09	11.1%		$0.20	$0.18	11.1%

	Quarter Ended:				Six Months Ended:
	3/27/2004	3/29/2003	% Change		3/27/2004	3/29/2003	% Change
Net Sales
Connectivity	$36,444	$31,989	13.9%		$69,553	$60,388	15.2%
Electrical	14,397	13,821	4.2%		26,432	27,654	(4.4%)

Total	$50,841	$45,810	11.0%		$95,985	$88,042	9.0%

Income From Operations
Connectivity	$752	$1,130	(33.	5%)	$1,015	$1,529	(33.6%)
Electrical	1,780	1,627	9.4%		2,689	3,480	(22.7%)
Corporate and Other	(51)	(181)			(264)	(473)

Total	$2,481	$2,576	(3.7%)		$3,440	$4,536	(24.2%)